DETAILED LICENSE CONTRACT

This Detailed License Contract (hereinafter the “Contract”) is made is made as of June 20, 2012 in Milan, Italy.

BY AND BETWEEN

ThermoEnergy Corporation, a Delaware corporation, having its principal office at 10 New Bond Street, Worcester, MA, USA, represented by Mr. Cary Bullock (together with TEPS, hereafter "Thermo");

ThermoEnergy Power Systems LLC, a Delaware limited liability company and a subsidiary of Thermo, having its principal office at 10 New Bond Street, Worcester, MA, USA, represented by Mr.Cary Bullock (“TEPS” and, together with Thermo, “ThermoEnergy”);

and

Itea S.p.A., a company organised and existing under the laws of Italy, having its principal office at Via Santa Margherita n. 18 - 40136 Bologna, Italy, represented by Mr. Alvise Bassignano (hereafter “Itea”);

and

Unity Power Alliance LLC, a Delaware limited liability company, having its principal office at 10 New Bond Street, Worcester, Ma, USA, represented by Mr. Robert Marrs (hereafter "UPA");

ThermoEnergy, Itea and UPA shall be jointly referred to as the “Parties”, and individually referred to as a “Party”.

FOREWORD

WHEREAS,

A.     ThermoEnergy and Itea have agreed to collaborate in order to advance, develop and promote the use of pressurized oxy-combustion in the Territory through the realization of a pilot plant and subsequent demonstration facility based on this technology.

B.     ThermoEnergy has formed Unity Power Alliance LLC, a Delaware limited liability company, which is currently owned 100% owned by ThermoEnergy, provided, however, Itea may acquire 50% of the participation in UPA in accordance with the terms of the Agreement, dated June 20, 2012, by ThermoEnergy and Itea (hereafter the “Agreement”).

C.     UPA is seeking to be awarded the Funding Opportunity DE-FOA-0000636 (hereafter the "F.O.”). UPA and Itea entered into the Contractor Agreement under which Itea is a nominated contractor for certain services to be provided to UPA in case of the award of the F.O. (hereafter the "Contract Agreement”).

D.     In consideration of the foregoing, the Parties wish to determine their rights and obligations in regard to licenses to be granted to UPA and commercial terms in regard to the royalties to be paid by ThermoEnergy to Itea and by Itea to ThermoEnergy according to this Contract.

NOW, therefore, in consideration of the premises and mutual covenants set forth herein, the Parties hereby agree as follows:

1.         DEFINITIONS AND INTERPRETATION

1.1.     Definitions

For the purposes of this Contract, the words and expressions defined below shall have the following meanings, unless the context otherwise requires:

1.1.1.     Affiliate in relation to a Party, means any entity or person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that Party. For the purposes of this definition, control shall mean direct or indirect beneficial ownership of 50% (or, outside a Party's home territory, such lesser percentage as is the maximum, permitted level of foreign investment) or more of the share capital, stock or other participating interest carrying the right to vote or to distribution of profits of that entity or person, as the case may be.

1.1.2.     Come into force means the date on which this Contract has been duly signed by the Parties and any necessary governmental consents (if any) have been obtained thereof.

1.1.3.     Contract means this Contract, including annexes, appendixes, any further documents (if any), which are listed in this Contract, and any amendments concluded by the Parties with the terms and subject to the conditions of this license agreement.

1.1.4.     Effective Date means the date on which Itea acquires 50% of the participation in UPA in accordance with the terms of the Agreement and any necessary governmental consents (if any) have been obtained thereof.

1.1.5.     Field of Use means (i) advance, develop and promote the use of the coal application of pressurized oxy-combustion in the Territory for the realization of a pilot plant; (ii) the realization of a pilot plant; (iii) subsequent demonstration facility based on the technology as per item (ii); and (iv) implementation of F.O. should it be awarded to UPA, all as indicated in Article 2.2 of the Agreement.

1.1.6.     Improvements mean any and all improvements, modifications or adaptations, new applications and other developments to the Intellectual Property and/or Know-how made by either Party during the term of this Contract.

1.1.7.     Intellectual Property means patents, trademarks, service marks, rights (registered or unregistered) in any inventions, designs, applications for any of the foregoing, trade or business names, copyright (including rights in computer software), topography rights, internet domain names, rights protecting goodwill and reputation, database rights (including rights of extraction) and all rights and forms of protection of a similar nature to any of the foregoing or having equivalent effect anywhere in the world and all rights under licenses and consents in respect of any of the rights and forms of protection mentioned in this definition.

1.1.8.     Intellectual Property of Itea means the Intellectual Property of Itea as detailed in Annex 1 of this Contract.

1.1.9.     Intellectual Property of ThermoEnergy means the Intellectual Property of ThermoEnergy as detailed in Annex 2 of this Contract.

1.1.10.    Know-how means any and all rights (including without limitation, rights under applicable trade secret laws) in and to any and all confidential, technical and/or proprietary information and knowledge, whether or not patentable and whether or not in written form, including, without limitation, information, inventions, know-how and knowledge regarding inventions, discoveries, techniques, research in progress, trade secrets, systems, methods, processes, algorithms, technical data, formulae, drawings, designs, schematics, blueprints, flow charts, models, prototypes, techniques, manufacturing and design information, and financial, business, marketing and client information.

1.1.11.    License of Construction means the licence to be granted by ThermoEnergy or Itea, as the case may be, to third parties for manufacture the equipment and/or construct the plant based on the Intellectual Property and Know-how. It is agreed that a License of Construction cannot be sublicensed without the written consent of the Licensor.

1.1.12.    License of Use means the licence to be granted by ThermoEnergy or Itea, as the case may be, to a final user to operate a plant based on the ascertained Intellectual Property and Know-how. It is agreed that a License of Use can’t be sublicensed without the written consent of the Licensor.

1.1.13.    Licensor means jointly or separately ThermoEnergy and/or Itea.

1.1.14.    Parties mean jointly ThermoEnergy, Itea and UPA.

1.1.15.    Party means ThermoEnergy, Itea and/or UPA, as the case may be.

1.1.16.     Territory means territory of the North America, including, without limitation, USA, Canada and Mexico.

1. 2.     Interpretation

1.2.1.     In this Contract the headings are used for convenience only and shall not affect its interpretation.

1.2.2.     In this Contract references to persons shall include incorporated and unincorporated persons; references to a Party include the above defined companies, the respective heirs, legal representatives, successors and permitted assignees.

1.2.3.     In this Contract references to singular include plural and vice versa; and references to masculine include feminine.

1.2.4.     In this Contract references to clauses and schedules mean clauses of, and schedules to, this Contract.

1.2.5.     In this Contract the recitals and the schedules shall form an integral and substantial part of this Contract. In case of any inconsistency or contradictions between the provisions of the main body of this Contract and the ones set out in the schedules hereto, the former shall prevail.

2.         GRANT OF RIGHTS TO UPA

2.1.     ThermoEnergy hereby grants UPA a non-exclusive, non-transferable and non-sublicensible, non-assignable license under ThermoEnergy Know-how and Intellectual Property of ThermoEnergy, as set forth on Annex 1 hereto, and all Improvements thereon, subject to the provisions of this Contract and of the Agreement for the sole purpose of to making, having made, using, selling, and offering for sale the products related to Know-How and Intellectual Property in the Field of Use within the Territory.

2.2.     Itea hereby grants UPA a non-exclusive, non-transferable and non-sublicensible, non-assignable license under Itea Know-how and Intellectual Property of Itea, as set forth on Annex 2 hereto, and all Improvements thereon, subject to the provisions of this Contract and of the Agreement for the sole purpose of to making, having made, using, selling, and offering for sale the products related to Know-How and Intellectual Property in the Field of Use within the Territory.

2.3.     UPA shall not enter into any technology/alliance agreement with any other person, firm or company in regard to the licensed Know-how and Intellectual Property of Itea and/or ThermoEnergy without each of ThermoEnergy’s and Itea’s previous written consent.

2.4.     The Parties agree that UPA shall have no right to use the Know-how and Intellectual Property licensed from ThermoEnergy or Itea otherwise than as expressly licensed to UPA in this Contract. UPA accepts that it shall not manufacture, assemble, use, install, operate and maintain or sell the products related to Know-How and Intellectual Property in any country outside the Territory. In particular, without limitation, UPA shall not:

•	acquire licenses from any person, firm or company, other than the Licensors, to any know-how or intellectual property similar to the Know-how and Intellectual Property licensed from ThermoEnergy and Itea; or

•	advertise, or solicit orders, establish branches or maintain distribution depots for the products related to Know-How and Intellectual Property in any location outside the Territory; or

•	sell the products related to Know-How and Intellectual Property to any person outside the Territory or to any person within the Territory intending to export the such products outside the Territory.

2.5.     All documents will be provided in their original language. Translation, if any, shall be made by UPA on its own costs. UPA shall bear the costs regarding copying and delivering of said documents.

3.          GRANT OF RIGHTS BETWEEN THERMOENERGY AND ITEA. TAXES

3.1.        Licence of Use

3.1.1.     ThermoEnergy and Itea may enter into License of Use agreements for their respective Intellectual Property and Know-how between themselves or with third parties in accordance with this Article 3.1 despite any licence granted to UPA as per Article 2 of this Contract.

3.1.2.   If and only if UPA is successful in garnering the funding and project support to execute the Pilot facility (at least 50Mwt capacity) in the Territory, the royalties received by ThermoEnergy or Itea, as the case may be, for the License of Use shall be shared as follows:

I.	Itea shall pay to ThermoEnergy 50% of the royalties earned by Itea from the License of Use of Itea’s technology for the first 4 plants operated in the Territory by ThermoEnergy and or legal entities participated by ThermoEnergy
II.	Itea shall pay to ThermoEnergy 10% of the royalties earned by Itea from the License of Use of Itea’s technology for further plants operated by ThermoEnergy and or by third parties in the Territory during the first 10 years from the licenses
III.	ThermoEnergy shall pay to Itea 30% of the royalties earned from the License of Use of ThermoEnergy’s technology for plants operated by Itea and or third parties for the first 15 years in any power plant facility in the world, except for projects in Europe, and in such case ThermoEnergy shall pay to Itea 60% of any royalties earned.

3.1.3.   If and only if UPA is successful in garnering the funding and support to execute a demonstration facility (at least 200Mw electrical megawatt) in the Territory, Article 3.1.2 II, III shall not be applied and the royalties received by ThermoEnergy or Itea, as the case may be, from the License of Use shall be shared as follows:

I.	Without prejudice to article 3.1.2 I Itea shall pay to ThermoEnergy 15% of the royalties earned from the License of Use of Itea’s technology for further plants operated by ThermoEnergy and or by third parties in the Territory for the first 10 years from licenses
II.	ThermoEnergy shall pay to Itea 30% of the royalties earned from the License of Use of ThermoEnergy’s technology for the first 15 years from licenses in any power plant facility in the world operated by Itea and or third parties, except for projects in Europe, and in such case ThermoEnergy shall pay to Itea 60% of any royalties earned

3.1.4.   The royalties from the License of Use to third parties in regard to common Improvements under UPA activities as per Article 4.7 of this Contract shall be divided on 50%-50% basis to be paid by ThermoEnergy to Itea or by Itea to ThermoEnergy, as the case may be.

3.2.        Licence of Construction

3.2.0.     ThermoEnergy and Itea may enter into any License of Construction agreements with third parties for their own Intellectual Property and Know-how despite any licence granted to UPA as per Article 2 of this Contract.

3.2.1.      If and only if UPA is successful in garnering the funding and project support to execute the Pilot facility (at least 50Mwt capacity) in the Territory, the royalties received by ThermoEnergy or Itea, as the case may be, for the License of Construction shall be shared as follows:

I.	Itea shall pay to ThermoEnergy 10% of the royalties earned for the first 10 years by Itea from the License of Construction to third parties based on Itea’s technology for oxy-combustion in the territory.
II.	ThermoEnergy shall pay to Itea 30% of the royalties earned for the first 15 years by ThermoEnergy from the License of Construction to third parties based on ThermoEnergy’s technology for oxy-combustion of coal in any power plant facility in the world, except for projects in Europe, and in such case ThermoEnergy shall pay to Itea 60% of any royalties earned.
III.	No License of Construction shall be granted to third parties by ThermoEnergy on Itea’s technology or by Itea on ThermoEnergy’s technology.

3.2.3.     If and only if UPA is successful in garnering the funding and support to execute a demonstration facility (at least 200Mwt electrical megawatt) in the Territory, Article 3.2.1 shall not be applied and the royalties received by ThermoEnergy or Itea, as the case may be, from the License of Construction shall be shared as follows:

I.	Itea shall pay to ThermoEnergy 15% of the royalties earned for the first 10 years by Itea from the License of Construction to third parties based on Itea’s technology for oxy-combustion in the territory.
II.	ThermoEnergy shall pay to Itea 30% of the royalties earned for the first 15 years by ThermoEnergy from the License of Construction to third parties based on ThermoEnergy’s technology for oxy-combustion of coal in any power plant facility in the world, except for projects in Europe, and in such case ThermoEnergy shall pay to Itea 60% of any royalties earned.
III.	No License of Construction shall be granted to third parties by ThermoEnergy on Itea’s technology or by Itea on ThermoEnergy’s technology.

3.2.4.     The royalties from the License of Construction to third parties in regard to common Improvements under UPA activities as per Article 4.7 of this Contract shall be divided on 50%-50% basis to be paid by ThermoEnergy to Itea or by Itea to ThermoEnergy, as the case may be.

3.3.       Taxes

3.3.1.     Each party shall be exclusively liable for all incomes, taxes, duties, and other charges of every character incurred with respect to this Contract, its performance or financial results, and which are imposed by, or payable to any governmental authority (including any department, agency or subdivision thereof).

4.        INTELLECTUAL PROPERTY RIGHTS AND IMPROVEMENTS

4.1.     Each Party shall remain owner of all Intellectual Property and Know-how it owns at the Effective Date of this Contract. Neither Party acquires any intellectual property rights under this Contract, through use of knowledge, even partially, of any confidential information disclosed by the other Party. No Party shall represent in any manner that it has any ownership of Know-how and other Intellectual Property owned by the other Party and the use of Know-how and other Intellectual Property shall not create any rights or interests other than those specifically granted by this Contract. The ownership of Know-how and other Intellectual Property and the goodwill relating to them shall always remain vested in the applicable Licensor, both during the term of this Contract and thereafter.

4.2.     All the Intellectual Property owned by Itea, as well the as the Improvements thereon and on accrued Know-how and patentable rights developed based on the pre-existing flameless technology and the Itea combustion process in the range of 0-50 bars shall belong exclusively to Itea.

4.3.     All the Intellectual Property owned by ThermoEnergy, as well the as the Improvements thereon and on accrued Know-how and patentable rights developed on the ThermoEnergy combustion process in the range of 50-75 bars shall belong exclusively to ThermoEnergy.

4.4.     UPA shall communicate to ThermoEnergy all Improvements made by UPA to ThermoEnergy Know-how and Intellectual Property of ThermoEnergy licensed hereunder.

4.5.     UPA shall communicate to Itea all Improvements made by UPA to Itea Know-how and Intellectual Property of Itea licensed hereunder.

4.6.     All Intellectual Property created by UPA that is not based on either Itea’s or ThermoEnergy’s Intellectual Property or accrued Know-how, will be will be owned in common by ThermoEnergy and Itea and will be licensed to UPA. ThermoEnergy and Itea shall share the royalties between themselves from the licenses granted under such common ownership in accordance with Article 3 of this Contract.

4.7.     In case any Improvements are made related to Know-how and Intellectual Property of both ThermoEnergy and Itea and provided that such Improvements cannot be separated, the Intellectual Property relating to such new developments shall belong to ThermoEnergy and Itea in common and ThermoEnergy and Itea shall at their joint expense take all reasonable steps necessary to protect the same. If either ThermoEnergy or Itea, as the case may be, does not cooperate with the other in applying for registration of such new developments, where such registration is required, in any country within nine (9) months after identification of such Improvements, the other Party (ThermoEnergy or Itea) shall have the right to apply (in its own name and at its own cost) for registration in all countries where ThermoEnergy and Itea, as the case may be, has failed to cooperate in such filing, and the non-cooperating Party (ThermoEnergy and Itea, as the case may be) shall have a non-exclusive, royalty-free license without the right to grant sublicenses under such Improvements. ThermoEnergy and Itea shall share the royalties between themselves from the licenses granted under such common ownership in accordance with Article 3 of this Contract.

4.8.     If any warning letter or other notice of infringement is received by any Party, or legal suit or other action is brought against any Party, alleging infringement of third party rights in the Know-how or any Intellectual Property licensed by ThermoEnergy or Itea hereunder, such informed Party shall promptly provide full details to the applicable Licensor, and the Parties shall discuss the best way to respond. To the maximum extent permitted by the law, the applicable Licensor shall lead and have full control of any dispute relating to its Intellectual Property and Know-how and the other Parties shall on request provide full co-operation and assistance to the applicable Licensor in its defence in any such dispute. Each of ThermoEnergy and Itea shall indemnify and hold the other Party and UPA harmless from and against any and all losses, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by such other Party or by UPA as a result of any actual or alleged infringement of third party rights in the Know-how or any Intellectual Property licensed by it hereunder.

4.9.     If any Party becomes aware of any unlawful use or infringement or any act of unfair competition committed by a third party with respect to any Licensed Product or a Party’s Know-how or Intellectual Property, such Party shall promptly provide full details of such infringement to the other Parties. To the maximum extent permitted by the law, the applicable Party shall lead and have full control of any dispute relating to the unlawful use or infringement, or any act of unfair competition committed by the third party and the other Parties shall on request provide full co-operation and assistance to the applicable Licensor in any such dispute.

5.        REPORTS

5.1.     UPA shall communicate to the owner of the Intellectual Property or Know-how within thirty (30) days following the date of receiving an order based on such Intellectual Property or Know-how and parts, services and components thereof and all modifications thereto. Such report shall include the customer’s name, description of the products, delivery schedule, date of execution of the contract and royalty fees foreseen for the applicable Licensor. Any change to the above shall be reported accordingly.

5.2.     ThermoEnergy shall present the reports to Itea and Itea shall present the reports to the ThermoEnergy in regard to any license agreements with third parties (for construction and/or utilisation) in the Territory or Europe for their own Intellectual Property and Know-how leading to the share of the royalties between them as per Article 3 of this Contract.

5.3.     Each Party shall keep during the term of this Contract complete, true and accurate books of account containing all information that may be necessary for the purpose of documenting the amounts payable under Article 3 of this Contract. All such books of account shall be open, with seven (7) days advance notice and at least quarterly, for five (5) years following the end of the quarter to which they pertain, to the inspection, subject to confidentiality, for the purpose of verifying compliance with the terms of this Contract.

6.        CONFIDENTIALITY

6.1.     The content of this Contract and all information and documents (whether in written, oral or other form) exchanged by the Parties in connection therewith, are confidential (hereinafter the “Confidential Information”). Each of the Parties:

•	shall treat strictly confidential the provisions of this Contract, the process of the negotiations and all information about the other Party obtained or received by it as a result of entering into or performing its obligations under this Contract. It is hereby acknowledge and understood that the Confidential Information shall include the trademark, the know-how, the technical information, prototypes, trade secrets, pending or abandoned patent applications, invention disclosures, designs, programs, plants, documents, specifications, models, marketing studies, profits, costs, pricing, process descriptions, manufacturing processes and all other information which a disclosing party holds confidential;
•	shall not, except with the prior written consent of the other Party or as otherwise set forth below, make use of (save for the purposes of performing its obligations under this Contract) or disclose to any person any of the Confidential Information.

6.2     For the purposes of this the information is not considered as confidential if:

•	such information was in the possession of a receiving Party and at its free disposal prior to receipt by a disclosing Party; or
•	such information is subsequently disclosed without any obligations of confidence by a third party who has not derived it directly or indirectly from a disclosing Party; or
•	such information is or becomes generally available to the public through no act or default of a receiving Party or its agents, employees, affiliates or sub-licensees; or
•	such information is available to a receiving Party because of its independent research made without use or access to the information acquired from a disclosing Party.

6.3.     For the purpose of Article 6.2, any information which is specific to a particular process, condition, apparatus, or composition shall not be deemed to be in the public domain or in the prior possession of the receiving Party merely because it is embraced in a more general disclosure, which is in the public domain or in the prior possession of the receiving Party.

6.4.     If a receiving Party or any of its representatives is required by law or any directive, decision, order or regulation having the force of law to disclose any Confidential Information, then a receiving Party or the relevant representative, as the case may be, shall promptly notify a disclosing Party of such requirement (and the deadline for disclosure) by written notice confirming the binding nature of such requirement and the extent to which the Confidential Information is to be disclosed in accordance with such requirement.

6.5.     The receiving Party shall procure that all of its employees, contractors and sub-licensees pursuant to this Contract (if any), who have access to any confidential information to which Article 6 apply, shall be made aware of and subject to these obligations and shall have entered into written consent to undertake confidentiality at least as restrictive as provided by Article 6.

7.        TECHNICAL ASSISTANCE

7.1.     Upon UPA's reasonable request, subject to limitations of ThermoEnergy’s available resources and in accordance with terms and conditions stated hereof, ThermoEnergy shall provide reasonable technical assistance relating to the licensed ThermoEnergy Know-how and Intellectual Property of ThermoEnergy.

7.2.     Upon UPA's reasonable request, subject to limitations of Itea’s available resources and in accordance with terms and conditions stated hereof, Itea shall provide reasonable technical assistance relating to the licensed Itea Know-how and Intellectual Property of Itea.

8.        MARKINGS AND QUALITY

8.1.     UPA shall procure product markings, to be approved by the relevant Licensor, on all products related to Know-How and Intellectual Property or manufactured units thereof indicating that such products are made under license, and indicating the applicable Licensor's name and other relevant information.

8.2.     Each Party undertakes to use its reasonable business efforts to ensure that the reputation and prestige of products related to Know-How and Intellectual Property are maintained. Furthermore, UPA shall manufacture products related to Know-How and Intellectual Property in accordance with the specifications and standards of quality established by the Licensors.

8.3.     UPA shall guarantee that products related to Know-How and Intellectual Property comply with the requirements set by laws applicable in the countries in which such products are sold or supplied.

9.        REPRESENTATIONS, WARRANTIES AND COVENANTS

9.1.     ThermoEnergy hereby represents, warrants and covenants that:

•	all corporate actions on the part of ThermoEnergy necessary for the authorisation, execution and delivery of this Contract and the performance of its obligations hereunder have been taken;

•	this Contract is a legal, valid and binding obligation of ThermoEnergy;

•	the Intellectual Property of ThermoEnergy is free and clear of all liens and other encumbrances;

•	the Intellectual Property of ThermoEnergy has not been held by a court of competent jurisdiction to be invalid or unenforceable;

•	there are no pending, or, to the knowledge of ThermoEnergy, threatened claims against ThermoEnergy alleging that its Intellectual Property violates any intellectual property rights of a third party or constitutes a misappropriation of any subject matter of any intellectual property rights of a third party.

9.2.     Itea hereby represents, warrants and covenants that:

•	all corporate actions on the part of Itea necessary for the authorisation, execution and delivery of this Contract and the performance of its obligations hereunder have been taken;

•	this Contract is a legal, valid and binding obligation of Itea;

•	the Intellectual Property of Itea is free and clear of all liens and other encumbrances;

•	the Intellectual Property of Itea has not been held by a court of competent jurisdiction to be invalid or unenforceable;

•	there are no pending, or, to the knowledge of Itea, threatened claims against Itea alleging that its Intellectual Property violates any intellectual property rights of a third party or constitutes a misappropriation of any subject matter of any intellectual property rights of a third party.

9.3.     UPA hereby represents, warrants and covenants that:

•	all corporate actions on the part of UPA necessary for the authorization, execution and delivery of this Contract and the performance of its obligations hereunder have been taken;

•	this Contract is a legal, valid and binding obligation of UPA;

•	neither the execution and delivery of this Contract nor the performance of the obligations contemplated hereby will (i) conflict with or result in any violation of or constitute a breach of any of the terms or provisions of, or constitute a default under any provision of any contract or any other obligation to which UPA is a party or under which UPA is subject or bound, or (ii) violate any judgment, order, injunction, decree or award of any judicial or governmental authority against, or affecting or binding upon, UPA or upon the assets, property or business of UPA, or (iii) constitute a violation by UPA of any applicable laws of any jurisdiction as such laws relate to UPA or to the property or business of UPA.

9.4     EXCEPT AS SET FORTH IN THIS CONTRACT, EACH LICENSOR IS LICENSING ITS KNOW-HOW AND INTELLECTUAL PROPERTY HEREUNDER ON AN AS-IS BASIS AND EACH LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE KNOW-HOW AND INTELLECTUAL PROPERTY GRANTED HEREUNDER. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, EACH LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES (I) OF COMMERCIAL UTILITY; (II) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (III) CONCERNING THE VALIDITY OR SCOPE OF THE KNOW-HOW AND INTELLECTUAL PROPERTY.

10.        LIMITATION OF LIABILITY

10.1.     Notwithstanding any other provision of this Contract, in no case shall the Parties be liable to each other, whether arising under contract, tort (including negligence), strict liability, for loss of anticipated profits, loss by reason of plant shutdown, non-operation or increased expense of operation, service interruption, cost of purchased or replacement power, claims of customers, loss of use of capital or revenue, or for any special, incidental, indirect or consequential loss or damage or any nature arising at any time or from any cause whatsoever.

11.        TERM AND TERMINATION

11.1.     The Parties agree that this Contract shall come into force on the date of its signature by all Parties. However, this Contract shall be fully effective only from the Effective Date.

11.2.     In regard to UPA this Contract shall remain valid until the termination of the Agreement. In regard to the other Parties this Contract shall remain valid until the first of the following events occurs:

(i)	fifteen (15) years after the Effective Date, if this Contract is not extended by mutual agreement of the Parties;
(ii)	the mutual agreement by the Parties to terminate this Contract;
(iii)	at the election of a Party if the other Party commits a material breach of any term or provision of this Contract and (if such breach is remediable) fails to remedy such breach within thirty (30) days or any other period, provided by the Party not in default;
(iv)	at the election of a Party if the other Party (a) admits in writing its inability to pay its debts generally as they become due, (b) makes a general assignment for the benefit of creditors, (c) institutes proceedings to be adjudicated a voluntary bankrupt, or consents to the filing of a petition of bankruptcy against it, (d) seeks reorganization under any bankruptcy act, or consents to the filing of a petition seeking such reorganization, or (e) has a decree entered against it by a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or in insolvency covering all or substantially all of its property or providing for the liquidation of its property or business affairs; provided, however, that this Contract may not be terminated pursuant to this Section 11.2(iv) if the other Party generally continues to do business following the occurrence of any of the foregoing events without committing any breach of any term or provision of this Contract (including any payment breach).

11.3.     Upon termination of this Contract for any reasons whatsoever:

•	except as provided in this Article, the rights and the obligations of the Parties under this Contract shall immediately terminate;

•	UPA shall no longer be licensed to use or otherwise exploit in any way, either directly or indirectly, Know-how or any other Intellectual Property of the other parties;

•	UPA shall consent to the cancellation of any formal licence granted to it, or of any registration of it in any register, in relation to this Contract;

•	any rights or obligations to which any of the Parties to this Contract may be entitled or be subject before its termination shall remain in full force and effect; in particular, termination shall not affect or prejudice any right to damages or other remedy which the applicable Licensor may have in respect of the event giving rise to the termination or any other right to damages or other remedy which the applicable Licensor may have in respect of any breach of this Contract that existed at or before the date of termination;

•	termination shall not affect or prejudice the provisions regarding confidentiality, representations, warranties and covenants, limitation of liability, arbitration and governing law;

•	termination shall not affect or prejudice the rights of any third party under any License of Use validly granted prior to the date of termination;

•	within 5 (five) days after the termination of this Contract, UPA and any other Party shall: (i) return to the applicable Licensor (or, at such Licensor's direction) all equipment, drawings, reports, spreadsheets, instruction and training manuals, tables of operating conditions, specifications, tables and procedures, and other documents, files, software, tools or materials (whether in tangible or electronic form) supplied by the applicable Licensor under this Contract and/or which contain Know-how or Intellectual Property and all copies thereof then in the possession or under the direct control of UPA or any other Party or any of their officers, directors, employees or consultants; and (ii) deliver to the applicable Licensor a written statement confirming that all obligations regarding returning of the above stated information and/or material have been complied with.

12.       GOVERNMENT CONSENT

12.1.     Upon the Effective Date, UPA shall make due applications for any necessary registration and/or governmental approval of this Contract where necessary throughout North America, if necessary. UPA shall furnish satisfactory evidence of receipt of such governmental approval. All expenses incurred due to such registration and approval shall be covered by UPA.

13.       FORCE MAJEURE

13.1.     Neither Party shall have any liability or be deemed to be in breach of this Contract for any delays or failures in performance of this Contract that result from circumstances beyond the reasonable control of that Party, including but not limiting to act of God, war, civil disturbance, strike, lockout, interruption of transportation, inability to procure or shortage supplied materials, equipment, productions facilities or engineering recourses, legislation or restriction of any governmental or other authority. The Party affected by such circumstances shall promptly notify the other Party in writing when such circumstances cause a delay or failure in performance and when they cease to do so.

14.       AGENCY

14.1.     Neither Party shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

15.       SEVERABILITY

15.1.     If any term or other provision of this Contract is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Contract shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Contract so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

16.       NOTICE

16.1.     Any notice, request, demand other communication required or permitted hereunder shall be in writing and sent to the addresses set forth below or to such other address as a Party may designate by notice to the other Party:

•	if to ThermoEnergy: 10 New Bond Street, Worcester, MA, USA;
•	if to Itea: Largo Buffoni, 3, 21013 Gallarate (VA)- Italy;
•	if to UPA: 10 New Bond Street, Worcester, MA, USA.

16.2.     All communications between the Parties hereto or with respect to this Contract shall be in English language.

17.       DISPUTE RESOLUTION

17.1.     Should any claim, dispute or controversy arise between the Parties in connection with this Contract, the Parties shall seek the amicably settlement of that dispute. If the dispute is not settled amicably within 20 (twenty) days, or such further period as the Parties shall agree in writing, the dispute shall be referred to and finally resolved by arbitration in accordance with ICC Rules of Conciliation and Arbitration. The place of arbitration shall be Boston, Massachusetts. The language of arbitration shall be English. Notwithstanding the foregoing, in the event of a threatened, actual or claimed breach of the confidential information or intellectual property provisions hereunder, either Party may by-pass the provisions of this dispute resolution provision and immediately seek relief in a court of competent jurisdiction to stay any threatened or continued breach of the foregoing.

18.       GOVERNING LAW

18.1.     This Contract shall be subject to the Laws of The Commonwealth of Massachusetts, without giving effect to the choice of law rules thereof.

19.       ENTIRE AGREEMENT

19.1.     This Contract, and any annexes, appendixes thereto, reflect the entire agreement of the Parties with respect to its subject matter.

20.       AMENDMENTS AND WAIVER

20.1.     This Contract may not be amended or modified, nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each of the Parties hereto. No delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise there of or the exercise of any other such right, power or privilege.

21.       ASSIGNMENT

21.1.     UPA shall not assign, mortgage, charge or otherwise transfer any rights or obligations under this Contract without the prior written consent of the Licensors. Any assignment of this Contract or of the rights or obligations hereunder by UPA without the prior written consent of the Licensors shall be null and void.

21.2.     Neither ThermoEnergy nor Itea shall assign, mortgage, charge or otherwise transfer any rights or obligations under this Contract without the prior written consent of the other Party, provided, however, either Licensor may assign this Contract to an affiliate or to the successor in interest following a merger or sale of a controlling equity interest or substantially all of its assets.

In witness whereof, the Parties have caused this Contract to be duly executed in their respective names and on their behalf.

ThermoEnergy Corporation		Itea S.p.A.

By:	/s/ Cary Bullock	By:	/s/ Alvise A. Bassignano
Name:	Cary Bullock	Name:	Alvise A. Bassignano
Title:	CEO	Title:	Managing Director

ThermoEnergy Power Systems LLC

By:	/s/ Cary Bullock
Name:	Cary Bullock
Title:	President

Unity Power Alliance LLC

By:	/s/ Robert Marrs
Name:	Robert Marrs
Title:	Managing Director

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